Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
SoFi Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Other	65,382,740	(2)	$15.11	(3)	$987,933,201.40	$0.0001531	$151,252.57
	Total Offering Amounts						$987,933,201.40		$151,252.57
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$151,252.57
(1)     Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)     Represents 48,793,090 additional shares of common stock, $0.0001 par value per share (the “Stock”) that were added to the shares authorized for issuance under the Amended and Restated 2021 Stock Option and Incentive Plan (the “Plan”), and 16,589,650 shares of Stock that are authorized for issuance under the 2024 Employee Stock Purchase Plan (the “ESPP Plan”), which are in addition to shares of Stock previously registered in connection with the Plan on Registration Statements on Form S-8 filed with the Securities and Exchange Commission on August 6, 2021, September 12, 2022 and March 17, 2023.
(3)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low selling prices of common stock on November 21, 2024, as reported on the Nasdaq Global Select Market.